Exhibit 23











The Benefits Committee
The Louisiana Land and Exploration Company:


We consent to incorporation by reference in the Registration Statements No. 2-98948, No. 33-22338 and No. 33-56209 on Form S-8
of The Louisiana Land and Exploration Company of our report dated June 16, 1995, relating to the statements of financial condition of The LL&E Savings Plan as of December 31, 1994 and 1993 and the related statements of income and changes in plan equity and related schedules for each of the years in the three-year period ended December 31, 1994 which report appears in the December 31, 1994 annual report on Form 11-K of The LL&E Savings Plan.




                                 s/ KPMG PEAT MARWICK LLP

                                 KPMG PEAT MARWICK LLP

New Orleans, Louisiana
June 26, 1995